Exhbit # 3.f.
                              EMPLOYMENT AGREEMENT


            This Agreement is made as of the 10th day of March, 1997

BETWEEN


          VASOGEN INC.
          a corporation incorporated under the laws of the Province of Ontario

         (hereinafter called the "Corporation")

                                                               OF THE FIRST PART


                                     - and -


          CHRISTOPHER WADDICK

         (hereinafter called the "Executive")

                                                              OF THE SECOND PART


         WHEREAS the Corporation wishes to employ the Executive as Vice-President Finance and Chief Financial Officer on a full-time basis;

         AND WHEREAS the Executive has agreed to be employed on such basis;

         NOW THEREFORE in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:




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PART I - EMPLOYMENT SERVICES

1. Engagement and Acceptance of Duties

(a) During the period of the Executive's employment hereunder, the Executive shall assist the Corporation in carrying on the business of the Corporation and shall serve the Corporation in the capacity of Vice-President Finance and Chief Financial Officer. In addition, the Executive will serve the Corporation as its Secretary and Treasurer.

(b) The Executive shall devote such time and attention to the affairs and business of the Corporation as is reasonably required to perform his obligations hereunder and to well and faithfully serve the Corporation and exercise the powers and authorities and fulfil the duties conferred upon the Executive honestly, diligently, in good faith and in the best interests of the Corporation. The Executive shall use his best efforts to promote the interests of the Corporation.

(c) The Corporation acknowledges that many of the Executive's duties and responsibilities can be carried out away from the Corporation's head office in the City of Toronto. Accordingly, the Corporation agrees that the Executive's normal place of employment shall be divided, at the Executive's discretion reasonably exercised, between the City of Toronto and his current residence in the City of Chatham.


2. Fixed Term Contract

               Subject to paragraph 5, the period of employment of the Executive hereunder shall commence on March 10, 1997 and shall continue in full force and effect until the close of business on January 31, 2002 (the "Termination Date"). The obligations of the Executive set



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forth in Part II of this Agreement shall survive the termination of this
Agreement and the employment of the Executive hereunder.

3. Remuneration

(a) For his services hereunder the Executive shall be paid remuneration at the rate of $132,200 per annum (the "Salary"), which Salary shall be reviewed annually and which may be adjusted upward at the discretion of the Corporation based on the Executive's performance and the performance of the Corporation. Such remuneration shall be paid in bi-weekly instalments in arrears.

(b) The Corporation acknowledges that the Executive is presently participating in the Corporation's stock option plan under the Share Option Plan attached hereto as Schedule B. Additional stock options shall be granted in the amount of 200,000 shares at an exercise price of $2.30 per share, 100,000 of which are immediately exercisable with the remaining 100,000 shares exercisable on the first anniversary of this Agreement.


4. Benefits

               During the period of employment of the Executive hereunder the Executive shall be reimbursed for all reasonable travelling and other expenses incurred by him in connection with the performance of his duties hereunder upon provision of appropriate receipts or other vouchers. The Executive shall be entitled to four (4) weeks vacation per year. The Executive shall be reimbursed by the Corporation, upon provision of appropriate receipts or documentation, up to $300 per month, for the premium cost of any policy of long-term disability insurance obtained by


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the Executive. The Executive shall be entitled to participate in any group, health and welfare plans adopted by the Corporation for its employees during the term of this Agreement on the terms of such plans.

5. Termination

(a) The Corporation shall be entitled in its sole discretion to forthwith terminate at any time the employment of the Executive hereunder for any reason whatsoever prior to the Termination Date. Unless such termination is for cause, the Corporation shall pay to the Executive a lump sum payment equal to two years then present Salary. In addition to the foregoing, if the Corporation declines to renew this Agreement for a further five (5) year term on substantially the same terms and conditions set forth herein (other than a requirement to further renew the Agreement), the Executive shall be entitled to receive and the Corporation shall pay to the Executive on the day after the Termination Date a lump sum payment equal to two years then present Salary. Upon termination of the Executive's employment pursuant to the foregoing, this Agreement (except for Part II hereof) and the employment of the Executive hereunder shall be terminated.

(b) The Corporation shall be entitled to terminate the employment of the Executive hereunder at any time by so advising the Executive in writing if the Executive is, on the determination of a physician mutually acceptable to and chosen by the Executive's personal physician and a physician designated by the Corporation, prevented by illness or physical or mental disability from performing his duties hereunder for a period of six (6) consecutive months or 365 days in any twenty-four (24) month period. The Corporation shall continue to pay the Executive


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pursuant to this Agreement during such six (6) month period or 365 day period, as the case may be, provided that it may deduct from such pay amounts received by the Executive pursuant to any long term disability plan. If the Executive's employment is terminated pursuant to this subparagraph (b), the Corporation shall pay to the Executive, on the date of such termination, a lump sum payment equal to one year's then present Salary, provided that it may deduct from such lump sum payment the aggregate amount of pay paid to the Executive during the six (6) month or 365 day period, as the case may be, referred to in this subparagraph.

(c) If the Executive's employment is terminated without cause, or upon expiration of this Agreement or any renewal hereof or as a result of disability pursuant to subparagraph 5(b), any options and warrants held by the Executive to purchase shares in the Corporation shall remain in full force and effect until expiry thereof in accordance with the terms of the certificates or agreements under which such options or warrants were granted, notwithstanding paragraph 10 of the Share Option Plan.

(d) The Executive, in his sole discretion, may terminate his employment hereunder on 90 days notice in writing to the Corporation. In such event the Corporation shall have no further obligation to the Executive after such termination. Any stock options held by the Executive at the date of such termination shall expire on the expiry of such 90 day notice period. Notwithstanding such termination, the Executive shall continue to be bound by the provisions of Part II hereof.


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PART II - CONFIDENTIALITY, INTELLECTUAL PROPERTY,
          SOLICITATION AND NON-COMPETITION



1.  Definitions Applicable to this Part II

(i) "Confidential Information" shall mean all information, including but not limited to trade secrets, disclosed to the Executive or known by the Executive as a consequence of or through his being retained by the Corporation, concerning the Corporation's products, processes or services and including, but not limited to: computer programs; unpatented inventions, discoveries or improvements; marketing, manufacturing, or organizational research and development, or business plans; sales forecasts; personnel information, including the identity of other consultants of the Corporation, their responsibilities, competence, abilities, and compensation; pricing and financial information; customer lists; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property; and which:

               (a) has not been made generally available to the public by the Corporation;

               (b) is useful or of value to the Corporation's current or anticipated business, research or development activities; or

               (c) has been identified by the Corporation as confidential, either orally or in writing.

Confidential Information shall not include information which:

               (a) is in, or hereafter enters, the public domain through no fault of the Executive;


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               (b)      is obtained by the Executive from a third party having
                        the legal right to use and disclose the same; or

               (c) is in the possession of the Executive prior to receipt from the Corporation.

(ii) An "unauthorized person or corporation or other entity" means any individual or entity who or which has not executed an appropriate secrecy agreement with the Corporation.

(iii) "Intellectual Property" shall mean all discoveries, inventions, improvements, formulas, ideas, devices, writings or other intellectual property including but not limited to the notes, records, reports, sketches, plans, memoranda and other tangible information relating to such Intellectual Property, whether or not subject to protection under Patent or Copyright laws, which the Executive shall conceive solely or jointly with others, in the course of or within the scope of his employment hereunder and which relates directly to the business of the Corporation or the Corporation's actual or anticipated research and development, of which was conceived or created using the Corporation's materials or facilities, whether during or after working hours.

(iv) "Research and Development" shall mean the scientific and engineering activities related to the investigation, analysis, development or production of Corporation's existing or planned products, processes or services.


2.  Executive's Obligations Not to Use or Disclose Confidential Information

(a) The Executive acknowledges that the Corporation has heretofore carried on and will hereafter carry on the business of, among other things, research, development and commercialisation with respect to the Vasocare technology, and that in the course of carrying


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out, performing and fulfilling his responsibilities to the Corporation hereunder he will have access to and will be entrusted with Confidential Information, the disclosure of any of which Confidential Information to competitors of the Corporation or to the general public may be detrimental to the best interests of the Corporation. The Executive acknowledges and agrees that the right to maintain the confidentiality of such Confidential Information, and the right to preserve the goodwill of the Corporation, constitute proprietary rights which the Corporation is entitled to protect.

(b) The Executive shall maintain in confidence at all times and shall not divulge to any unauthorized person or corporation or other entity, or use in any manner, or knowingly allow another to use, without the Corporation's prior written consent, either during the term of his retainer hereunder or thereafter, the Corporation's Confidential Information. The Executive agrees, therefore, that the Corporation is entitled to protection from any unauthorized disclosure or use, or threatened disclosure or use of any Confidential Information, including protection by injunctive relief, in addition to other remedies available under the law.

(c) The Executive further acknowledges that the Corporation operates and competes internationally, and that the Corporation will be harmed by unauthorized disclosure or use of its Confidential Information regardless of where such disclosure or use occurs, and that therefore this Confidential Information is not limited geographically in any way.


3.  Corporation's Property

    All notes, reports, sketches, plans, unpublished memoranda or other documents created, developed, generated or held by the Executive during the term of this Agreement, concerning or

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related to the Corporation's business, and whether containing or relating to
Confidential Information or not, are the property of the Corporation and will be promptly delivered to the Corporation upon termination or expiry of this Agreement for any reason whatsoever.


4.  Corporation's Right to Inventions and Discoveries

(a) All Intellectual Property developed during the term of this Agreement shall be the sole and exclusive property of the Corporation without further compensation. Any Intellectual Property based upon the Corporation's Confidential Information and developed at any time either during or after the term of the Executive's retainer shall be the property of the Corporation. The Executive's development of Intellectual Property occurring within one (1) year after the termination of this Agreement and related to the Corporation's business, products or research shall be presumed to be the property of the Corporation. The Executive agrees to promptly notify and fully disclose to the Corporation all such Intellectual Property. The Executive shall take such steps as are deemed necessary to maintain complete and current records thereof.

(b) The Executive shall assign to the Corporation or its designates, the Executive's entire right, title and interest in said Intellectual Property. The Executive shall, at the Corporation's request and expense, execute all documents necessary to enable the Corporation to make applications for domestic or foreign patents, and assist in securing, defending or enforcing any such title and right thereto, and assist in any other claims or litigation concerning the Corporation, its subsidiaries or affiliates.


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5. Inconsistent Obligations

               The Executive agrees that, during the term of this Agreement, the Executive will not accept or assume any obligation that may be inconsistent with any obligation in this Agreement without the written consent of the Corporation.



6. Non-Competition

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(a) The Executive acknowledges that, in addition to his knowledge of
Confidential Information, he is an important member of the Corporation's management team with executive responsibilities and that the Corporation is relying on the foregoing covenants as an inducement to entering into this Agreement. Therefore, for two (2) years following termination of this Agreement, the Employee will not accept a position or render advice or assistance, directly or indirectly, where the performance of his normal duties in that position will involve (a) the research or development of products, processes or services in which use or disclosure of the Corporation's Confidential Information would be of assistance or advantage or would be reasonably likely to occur; or (b) overall responsibility for the research or development of products, processes or services competitive with those of the Corporation in a capacity comparable to that which the Employee held with the Corporation, or (c) research or development activities for a competitor of the Corporation in project areas substantially similar to those in which the Employee worked for the Corporation. This paragraph shall not prevent the Employee from using general skills and experience developed in positions with the Corporation or other employers, or from accepting a position of employment with or rendering advice or assistance to a company, form, or other organization which does not compete with the Corporation as set forth above, provided that such a position does not involve the divulgence or use of the Corporation's Confidential Information.

(b) The Executive also agrees that he will not, during the continuance of this Agreement nor, at any time within a period of two (2) years following the termination of this Agreement, either individually or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation, as principal, agent, shareholder or in any other


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manner whatsoever whether directly or indirectly, carry on or be employed in or concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by or associated with, any person or persons, firm, association, syndicate, company or corporation engaged in or concerned with or interested in any business now or at any time carried on by the Corporation during the term of this Agreement.


7. Inducement of Executives and Solicitation of Customers

(a) The Executive hereby acknowledges that the Corporation's relationships with its customers are extremely valuable to it and are the result of substantial time and effort expended by the Corporation. The Executive hereby agrees with the Corporation that he will not at any time during the continuance of this Agreement or at any time within two (2) years after the date of the termination of this Agreement, directly or indirectly, approach or solicit any customer or employee of the Corporation; provided, however, if the Executive establishes a business which is distinctly different from that which the Corporation has heretofore carried on and will hereafter carry on up to date of the termination of this Agreement, the Executive shall not be prevented from offering the services of such business to any customer or supplier of the Corporation. As used in this clause, "customer" and "supplier" shall extend only to those persons, firms, corporations or other entities who are customers or suppliers of the Corporation during the period from the date hereof to the date of termination of this Agreement.

(b) Nothing contained in this clause 7 shall be deemed to affect or impair the otherwise lawful rights of the Corporation to enforce its legal remedies against the Executive either during


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the period from the date hereof to the date of the termination of this Agreement or at any time thereafter to prevent the Executive from approaching or soliciting any customer, supplier or employee of the Corporation with a view towards inducing such customer, supplier or employee contrary to the provisions of this Agreement and to recover any damages resulting therefrom.


8. Severability

               If any covenant or provision of paragraphs 1, 2, 3, 4, 5, 6 or 7 of this Part II is determined to be invalid, void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision contained therein or otherwise in this Agreement, and each and every of the covenants or provisions contained in paragraphs 1, 2, 3, 4, 5, 6 and 7 of this Part II are hereby declared to be separate and distinct covenants and severable from each of the others for the purposes of this Agreement. The Executive hereby agrees that he has had an opportunity to review this Agreement with counsel of his choice.


PART III - GENERAL


1.  Survival
               The provisions of Part II and III hereof shall survive the termination of the employment of the Executive with the Corporation under this Agreement.


2.  Entire Agreement

               This Agreement constitutes the entire agreement between the parties hereto relative to the employment of the Executive and supersedes all prior agreements and understandings whether


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written or oral relative to the employment of the Executive. Except as otherwise specifically set forth in this Agreement, no party hereto makes any representation or warranty express or implied statutory or otherwise to any other party hereto. This Agreement may not be amended or modified except by written instrument executed by all the parties hereto.


3.  Governing Law

               This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the province of Ontario and, for the purposes of all legal proceedings, this Agreement shall be deemed to have been performed in such province. Each of the Executive and the Corporation hereby irrevocably attorns to the exclusive jurisdiction of the courts of such province and the courts of such province shall have the sole and exclusive jurisdiction to entertain any action arising under this Agreement.


4. Assignment

               This Agreement shall not be assignable by either party hereto except with the prior written consent of the other party hereto.


5. Further Assurances

               Each of the parties hereto hereby covenants and agrees to promptly do all such acts and execute all such further agreements, assurances and other documents as the other party hereto may from time to time reasonably request in writing be done and/or executed in order to better evidence and/or perfect the respective matters and things herein provided for and/or the respective obligations created or intended to be created hereby.


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6. Enurement

               The provisions hereof, where the context permits, shall enure to the benefit of and be binding upon the Executive and his heirs, executors, administrators and legal personal representatives and the Corporation and its successors and assigns.


7. No Liability for Directors or Others

               The Executive acknowledges and agrees that each and every of the obligations, agreements, liabilities and covenants in this Agreement which are not the Executive's are solely those of the Corporation and the directors, officers, employees and shareholders of the Corporation shall not have, and are hereby released from, any responsibility or liability of any nature whatsoever in respect of such obligations, agreements, liabilities or covenants.


               IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written.



SIGNED, SEALED AND DELIVERED )
      in the presence of     )
                             )
---------------------------- )-------------------------------------
     Witness                 )     Christopher Waddick


                                  VASOGEN INC.



                                  By:
                                       -----------------------------------------

                                       Duly Authorized Officer or Director,
                                       on behalf of the Corporation and not in
                                       his personal capacity                c/s



                                  By:
                                       -----------------------------------------

                                       Duly Authorized Officer of Director,
                                       on behalf of the Corporation and not in
                                       his personal capacity                c/s